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Exhibit 11.1


COMPUTATION OF EARNINGS PER SHARE

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

                                                          Three Months Ended                 Nine Months Ended
                                                                July 31,                          July 31,
                                                        2002             2003              2002               2003
                                                    (unaudited)       (unaudited)       (unaudited)       (unaudited)
                                                   --------------    --------------    --------------    --------------
Numerator:
Net income from continuing operations              $      147,317    $       40,379    $    1,394,333    $      285,621
(Loss) from discontinued operations                       (46,145)          (30,071)         (457,348)          (86,526)
                                                   --------------    --------------    --------------    --------------
Net income available to common shareholders               101,172            10,308           936,985           199,095

Denominator:
Denominator for basic earnings per share-               9,915,645        10,164,928         9,863,110        10,078,815
  weighted-average shares
Effect of dilutive securities:
Employee stock options                                  1,205,773           850,056           923,925           498,676
                                                   --------------    --------------    --------------    --------------

Denominator for diluted earnings per share
  adjusted weighted-average shares and assumed
  conversions                                          11,121,418        11,014,984        10,787,035        10,577,491

Basic and diluted earnings (loss) per share:

Basic:
Earnings from continuing operations                          0.01              0.01              0.14              0.03
Discontinued operations                                     (0.00)             0.00             (0.05)            (0.01)
                                                   --------------    --------------    --------------    --------------
Net earnings per share                                       0.01              0.01               .09              0.02
                                                   ==============    ==============    ==============    ==============

Diluted:

Earnings from continuing operations                          0.01              0.01              0.13              0.03
Discontinued operations                                     (0.00)             0.00             (0.04)            (0.01)
                                                   --------------    --------------    --------------    --------------
Net earnings per share                                       0.01              0.01              0.09              0.02
                                                   ==============    ==============    ==============    ==============

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